EXHIBIT 10.44

MASTER IMPLANT PURCHASE AGREEMENT
BY AND BETWEEN
METHODIST HEALTH SYSTEM
AND
CPM Medical Consultants, LLC

WHEREAS, this Master Implant Purchase Agreement is made effective as of the 1 day of February, 2018 (the “Effective Date”) by and between Methodist Hospitals of Dallas d/b/a Methodist Health System (“MHS” or “Customer”), a Texas nonprofit corporation whose address is 1441 N. Beckley Avenue, Dallas, Texas 75203 and CPM Medical Consultants, LLC “Contractor”) located at 1565 N. Central Expy, Suite 200 Richardson, Texas 75080.  MHS and Contractor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

Whereas, Contractor provides medical devices_and MHS has a need for such items and/or services; and

Whereas, the Parties to this agreement entered into a _________________ Service Agreement that terminates on _________________ [THIS WILL MOST LIKELY NOT BE NEEDED IN MOST CASES]; and

Whereas, MHS desires and Contractor is willing to enter into this agreement that spells out the Terms and Conditions of the Parties for Contractor to provide the pricing, items and/or scope of services as described in Exhibit A and described in future exhibits to this Agreement which are signed by MHS and Contractor as amendments to this Agreement; and

Whereas, as of the Effective Date of this agreement (“Agreement”), the Parties agree that any existing or prior agreement between the parties covering the same subject matter as Agreement is hereby superseded and replaced by this Agreement; and

Now, therefore, as of the Effective Date, in consideration of the mutual promises herein contained, MHS and Contractor agree that any prior agreement is hereby terminated and this Agreement is entered into upon the terms and conditions as hereinafter set forth:

1.ACCESS TO RECORDS: If and to the extent required by Section 1395x(v)(1)(I) of Title 42 of the United States Code, until the expiration of four (4) years after the termination of this Agreement, Contractor shall make available, upon written request by the Secretary of the Department of Health and Human Services, or upon request by the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Contractor under this Agreement.  Contractor further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a related organization with a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period, such subcontract shall contain a provision requiring the related organization to make available until the expiration of four (4) years after the furnishing of

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such services pursuant to such subcontract upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs.

2.EXCLUDED PROVIDER: In conjunction with its provision of services under this Agreement, Manager shall not employ or otherwise engage an “Ineligible Person,” as defined herein.  An “Ineligible Person” shall be any person (individual or entity) that (i) is currently excluded, debarred, or otherwise ineligible to participate in federal procurement and/or non-procurement programs, or any federal or state health care programs, or (ii) has been convicted of a criminal offense relating to or arising out of the provision of health care services or items, whether or not such person has yet been excluded, debarred, or otherwise declared ineligible, or (iii) is currently listed on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the United States Treasury Department and with which U.S. persons are prohibited from dealing.  Manager hereby certifies that it is not an Ineligible Person, and that neither it nor its employees or contractors used to provide any services under this Agreement are listed on the General Services Administration’s List of Parties Excluded from Federal Programs or the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the Department of Health and Human Services, or the list of Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the United States Treasury Department.

3.TERM OF AGREEMENT: The term of this Agreement shall be for period of Three (3) years, and shall commence on the 1 day of February, 2018 (“Effective Date”) and will terminate on the 31 day of January, 2021 (“Initial Term”).  This Agreement will then automatically renew for successive one (1) year periods thereafter (“Renewal Terms”), unless terminated earlier as stated herein.  The Initial Term and any Renewal Terms are referred to herein as the (“Term”).

4.TERMINATION: (a)Either party shall have the right to terminate this Agreement at any time without cause upon not less than thirty (30) days’ prior written notice to the other party, without any additional payment and or penalty.

(b)Customer may terminate this Agreement under the following conditions:

i.

If the Contractor or any of its affiliates divests itself of any Product, then the Contractor may assign to the person or entity acquiring that Product any of the Contractor’s rights under this agreement relating to that Product, on the condition that the assignee will also assume the Contractor’s obligations under this agreement relating to that Product.  Any purported assignment in violation of this section will be void.

ii.

In the event the service levels or product quality falls below Customer expectations, the Customer will notify the Contractor in writing.  Upon receipt of this notice, the Contractor will have thirty (30) days to remedy the situation to the approval of the Customer.  If not remedied within thirty (30) days, the Customer will have the authority to terminate this contract.

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iii.

Customer reserves the right to renegotiate or cancel the contract if the awarded Contractor offers better pricing or other cost saving incentives to other Group Purchasing Organizations or Regional Competitors.  Customer reserves the right to renegotiate in good faith with the awarded Contractor if competitive pressures, business strategies or new technology alters Customer’s ability to effectively compete in the regional marketplace.  Failure of the Contractor to respond in good faith or the inability to reach an agreement within the time frame required by Customer will result in termination of this Agreement upon issuance of notice by Customer.

(c)Customer may, in its sole discretion, terminate this Agreement, effective immediately, upon notice to Contractor, in the event of:

i.	Charging or conviction of Contractor of any crime involving fraud, moral turpitude or immoral conduct.
ii.	Contractor’s suspension or exclusion from any health care program funded in whole or part with federal or state funds.
iii.	Contractor’s inability to perform, for any reason, the required services as outlined herein.
iv.	Failure to maintain the required insurance as outlined herein.

Termination of this Agreement for any reason shall not affect or negate any obligations of either party to the other arising prior to the date of the termination.  Further, any termination of this Agreement shall not affect any right or remedy to which the terminating party may be entitled either at law, or in equity, or under this Agreement.

5.INSURANCE: Contractor shall maintain, in full force and effect during the Term of this Agreement, commercial general liability insurance (including products and completed operations liability), and professional liability insurance, issued by an insurer acceptable to Customer, covering Contractor and any person or entity fulfilling any of Contractor’s responsibilities under this Agreement against all claims arising out of the services to be performed by Contractor under this Agreement (“Liability Insurance”).  Liability Insurance shall be in amounts of coverage no less than the minimum required by Customer of $1 million per occurrence and $3 million aggregate as well as Workers Compensation at statutory limits.  The insurance policy shall require the carrier to provide Customer with written notice of any cancellation or reduction of insurance coverage at least twenty (20) days in advance of such cancellation or reduction.  If the Liability Insurance coverage is on a claims made basis and Contractor ceases to maintain such liability coverage or changes insurance carriers, Contractor shall obtain from an insurance carrier acceptable to Customer an unlimited reporting endorsement or extended coverage policy (“tail”) in the amounts set forth above covering all acts or occurrences during the original term or any renewal term of this Agreement as to which claims may still be asserted.  On or before the Effective Date and thereafter upon request, Contractor shall promptly deliver to Customer certificates of insurance evidencing such coverage.

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6.NOTICE: (a)Any notices, demands, or requests required or authorized by this Agreement, or any other instrument or document required or authorized to be tendered or delivered by either party, must be in writing and personally delivered or sent by certified mail, return receipt requested (except that billing statements and payments may be by regular mail), postage prepaid, to:

If to Contractor:

1565 N. Central Expy, Suite 200
Richardson, Texas 75080__________
Attention:  Kiyoko McDonald__________
____________________________________
PH:  972.331.5872

If to Customer:

Methodist Health System
P.O. Box 655999
Dallas, Texas 75265-5999
Attention:  ____________________

(b)The person to receive notices or the address for such notices may be changed by written notice from one party to the other party under this Section.  Any written notice, demand, or request given under this Section is deemed to be given upon the earlier of (i) actual receipt, or (ii) deposit in the U.S. mail, properly addressed, and with adequate postage.  If a party is required to take some action within a certain time, which period is begun by a notice given by mail, then the time is extended by three Business Days.

7.RELATIONSHIP OF THE PARTIES: Contractor acknowledges that it is at all times acting as an independent contractor under this Agreement and is not an agent, employee, partner or joint venturer of Customer.  Neither party has any right, power, or authority to enter any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other party.  Contractor agrees to be solely responsible for all matters relating to compensation of its employees, including, but not limited to, compliance with laws governing workers’ compensation, Social Security, withholding and payment of any and all federal, state and local personal income taxes, disability insurance, unemployment, and any other taxes for such persons, including any related employer assessment or contributions required by law, and all other regulations governing such matters, and the payment of all salary, vacation and other employee benefits (“Employment Obligations”).

8.INDEMNIFICATION: Contractor shall be fully responsible for its own representatives and agrees to reimburse, indemnify, defend (at Customer’s election), and hold harmless Customer for, from, and against any and all claims, damages, losses, deficiencies, liabilities, penalties, charges, costs, and expenses (including reasonable attorneys’ fees) (collectively “Losses”) resulting from, relating to, or arising out of, the acts or omissions of Contractor or Contractor’s employees in connection with Contractor’s performance of Contractor’s duties under this Agreement.  Contractor further agrees they will be totally and completely responsible for any

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damage that occurs in the performance of their duties as outlined hereunder.  If such damage occurs, Contractor may be asked to repair said damage at their sole expense, or Customer at Customer’s sole discretion, may elect to repair the damage themselves or through another Contractor.  Any expense incurred by Customer in the repair of any damage that was caused by Contractor will be deducted from any amounts owed by Customer to Contractor.

9.GOVERNING LAW: This Agreement shall be governed by the laws of the State of Texas and is performable and shall be enforceable in Dallas County, Texas.  The federal and state courts of Dallas County, Texas, shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with or by reason of this Agreement.

10.CONTINUING OBLIGATION; SURVIVAL OF PROVISIONS: Except as otherwise specifically provided herein, termination of this Agreement shall not relieve any party hereto from any obligation under this Agreement that accrued or arose from facts and circumstances in existence prior thereto.  In addition, the provisions of this Agreement that by their nature contemplate continuing obligations shall survive expiration or termination of this Agreement.

11.PERSONNEL: Contractor represents, warrants and ensures that all personnel provided will, at all times while providing services under this Agreement, (i) have and maintain any required state license/registration; (ii) be properly trained to provide the Services; (iii) have successfully completed a screening process which includes a health clearance, a professional reference check, a drug screening, and a criminal background check; and (iv) be in appropriate attire and properly identified while in Customer’s facility.

12.RIGHT TO DISMISS: While on Customer’s premises, Contractor’s personnel or those performing services on behalf of Contractor shall comply with all policies, rules and regulations of Customer regarding personal and professional conduct (including, but not limited to, wearing an identification badge and adhering to regulations and general safety practices or procedures) and otherwise conduct themselves in a businesslike and professional manner.  In the event that Customer determines that any of Contractor’s personnel are not behaving accordingly, Customer may immediately remove or have removed such individual from Customer’s or have Contractor remove such individual, and Customer may thereafter require Contractor to replace that individual.

13.PRICE PROTECTION: Prices for products and services outlined herein will remain firm for the duration of the Agreement.

14.TAXES: Customer is a non-profit organization with a tax-exempt status.  Customer will provide Contractor with a tax-exempt certificate upon request.  Taxes will not be a line item on the invoice.

15.MINIMUM ORDER REQUIREMENTS: The parties hereby agree there are no minimum order requirements for any order placed with Contractor by Customer or its employees, nor will Methodist Health System or its employees be required to meet any annual volume requirements to obtain maximum discounts.

16.VENDOR BACKGROUND: If Contractor and Customer agree that Contractor or its employees will have access to patient care areas or records, Contractor will cooperate with

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Customer’s verification process before such access is allowed.  This may include criminal background checks, governmental program eligibility verification, verification of current immunizations, and cooperation with any credentialing verification service that Customer may use for such purposes.

17.COMPLIANCE WITH ALL LAWS, REGULATIONS AND STANDARDS:  Contractor warrants that all Services to be provided hereunder, whether by it directly or by approved sub-contractors of Contractor, shall fully comply with all applicable federal, state and local statutes, rules and regulations and applicable accreditation standards or requirements including:  The Joint Commission and The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and updates to incorporate any changes to such laws, rules, regulations, requirements and standards as well as the Business Associate Agreement attached hereto as Exhibit B, and that it shall be deemed a material breach of this Agreement by Contractor if it shall fail to observe this requirement.  If such a breach occurs Customer may terminate this Agreement without penalty and without limiting any other rights and remedies set forth in this Agreement.

18.DEFAULT: In the event either party shall give written notice to the other that such other party has substantially defaulted in the performance of any material duty or material obligation (which obligation must be for the benefit of the party giving notice) imposed upon it by this Agreement, and such default shall not have been cured within thirty (30) days following the giving of such written notice, the party giving such written notice shall have the right to immediately terminate this Agreement unless the Non Defaulting Party believes that the defaulting party, within said thirty (30) day period, made a good faith effort to initiate corrective action, and the non-defaulting party believes such corrective action will be completed within the following thirty (30) day period.

19.TERMINATION BECAUSE OF LEGAL JEOPARDY:  The parties acknowledge and agree that this Agreement is intended to comply with all state and federal laws and regulations regarding Medicare and Medicaid fraud and abuse, all corporate practice of medicine and fee splitting laws, Methodist’s status as a recipient of governmental or private funds for the provision of health care services, Methodist’s status as tax-exempt organization, and Methodist’s (and its affiliates) ability to issue tax-exempt bonds and to maintain the tax-exempt status of any existing bonds.  Either party shall have the right to terminate this Agreement without liability, if on the reasonable written advice of its legal counsel, it determines, in its reasonable judgment, that the terms of this Agreement (including but not limited to the fair market value of the compensation paid by one party to the other party) either more likely than not would be interpreted to violate any laws or regulations applicable to it or if, in the opinion of such counsel, under the circumstances the terms of the Agreement present an unacceptable legal risk of or a material violation, which, if violated, would jeopardize its status as a recipient of governmental or private funds for the provision of health care services or its status as a tax-exempt organization, or its ability to issue tax-exempt bonds or to maintain the tax-exempt status of any existing bonds.  Notwithstanding a party’s right to terminate, the party shall first use good faith efforts to amend this Agreement either only to the extent necessary to conform the potentially non-conforming terms to the applicable law or regulation, and will only terminate this Agreement pursuant to this Section if it determines, in its good faith judgment, that an amendment cannot be obtained or will not result in compliance.  Any amendment of this Agreement will require mutual agreement of the parties.  The parties will act in good faith to attempt to reach such mutual agreement.  If a party in good faith withholds its

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consent to an amendment proposed pursuant to this Section, then this Agreement shall terminate upon thirty days notice.  The parties agree that a party’s withholding of consent shall be deemed valid if the proposed amendment would result in a change to this Agreement that would be materially adverse to that party.

20.EQUIPMENT, PRICE AND FACILITIES: The specific equipment and pricing as well as the specific facilities of Customer that fall under this Agreement are outlined on the Exhibits attached hereto and incorporated by reference herein.  Invoices for services provided herein should be mailed to Customer.  Payment should be made within thirty (30) days after receiving Invoice.  Invoices that are not received by Customer within ninety (90) days of service will not be paid.  In the event there is a conflict between the terms and conditions of this Master Services Agreement and any or all of the Exhibits, the Master Services Agreement shall take precedence

21.BILL ONLY PURCHASE ORDERS: All purchases involving Bill Only purchase orders must be approved by the respective Operating Room Director or designee prior to an item being used by Customer.  All product orders will require a valid Customer purchase order (“PO”) number to be considered for payment.  Packing slip and Invoice must be in PO line item order.  Invoices must include the following data in order to receive payment:

(a)Only one invoice should be filled out per patient.  Products can be shipped together, but only one patient’s data should appear on an invoice.

(b)Products, product numbers, component definitions, quantity, and component prices should be listed on the invoice.

(c)Patient’s ID #, surgeon’s name, and date of surgery should also be listed.

(d)Pricing must be pre negotiated before implantation.

(e)Items opened but not used will not be considered for payment.  Opened but not implanted items appearing on a Bill Only form must clearly indicate the item was unused and not subject to invoicing.

22.INVENTORY: Contractor shall be responsible for any and all inventory brought into Customer’s Facility until such time as it is implanted into a Patient of Customer.  Contractor shall be totally responsible for any and all losses and or damages that may occur with any inventory brought into and/or stored on Customer’s premises.

23.OPENED UNUSED PRODUCTS: Products opened that have been verified by both a Customer and a Contractor representative present during a procedure that are not used and do not come into contact with the patient will be paid at a rate of 50% off agreed upon List price.

24.IMPLANTED/EXPLANTED PRODUCTS: Products implanted and then explanted on a patient (e.g., due to incorrect fit) will be paid at a rate of 50% off Current List Price and not to exceed Customer’s contract price.  Customer and Contractor shall periodically evaluate any charges for these related implanted/explanted products to ensure that appropriate decision making processes are being implemented to minimize these instances in future cases.

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25.DEFECTIVE/UNUSABLE PRODUCTS: Contractor will issue full credit for any implant component or supply determined by the physician to be unusable (defective, incorrect product/incorrect packaging, etc.) during a procedure.

26.EXPIRED PRODUCTS: Each Contractor is responsible for monitoring and replacing any and all products that reach expiration.  These replacements will take place at no expense to Customer.

27.NEW TECHNOLOGY: If, during the term of this Contract, the Customer determines that new technology for a product becomes available from the Contractor, the new technology product may be added to this agreement subject to mutually agreed upon pricing via an amendment.  The Contractor will make reasonable efforts to notify Customer of a new technology product following national launch of the product.  New products must be approved by the Customer’s Materials Analysis Committee (MAC) or Department Director before introduction into any Customer facility.

28.MARKETING: Contractor agrees not to make any written use of or reference to Customer or MHS’ name, logo, or trademarks for any marketing, public relation, advertising, display or other business purpose or make any use of Customer’s facilities for any activity unrelated to the express business purposes and interests of Customer under this Agreement, without the prior written consent of Customer, which consent may be withheld or granted in Customer’s sole and absolute discretion.

29.MEDICAL EXCISE TAX: Contractor may not directly or indirectly pass through to Customer any taxes that are imposed on Vendor, or otherwise adjust the pricing terms of this Agreement in connection with any such taxes, including without limitation the medical device excise tax set forth in Section 4191 of the Internal Revenue Code.

30.FOB DESTINATION: Orders under this Agreement are classified either as Delivered orders or Regular orders.  Delivered orders represent products that are hand delivered to the Customer by the sales representative of Contractor for use during surgery, and the Customer is invoiced for the items used during surgery.  Terms for Delivered orders shall be FOB Destination, net 30 days.  Regular orders represent those shipped from a Contractor’s warehouse directly to the Customer.  Terms for Regular orders shall be FOB Origin, except that Contractor will cover all shipping costs except for those related to special delivery and/or emergency air shipments, in which case the Customer shall bear the costs to ship.

31.SHIPPING FEES: Customer will not pay any additional freight, instrument fees, consignment costs, delivery, handling and loaner/rental fees above the discounted product prices (per the pricing attached hereto).

32.INTELLECTUAL PROPERTY INDEMNIFICATION: Contractor warrants and represents that it has the right to sell and/or license any codes, products, programs, firmware, software, know-how, methods, and/or concepts associated with any products that are the subject of this Agreement.  Accordingly, Contractor agrees to indemnify and hold harmless Customer from all damages, costs and expenses, including reasonable attorneys’ fees arising out of any infringement or claim of infringement of patents, trademarks, or copyrights arising out of the use

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of any products that are the subject of this Agreement.  Contractor’s obligations shall (a) be contingent upon Contractor being granted control of the defense, compromise or settlement of such claim, and (b) not extend to any claim of infringement based upon Contractor’s combination of equipment not manufactured by Contractor or Customer’s modifications to equipment Customer shall assist Contractor to the extent reasonably required for such defense.

33.CONTRACTOR WARRANTIES: Contractor warrants that any and all work performed under this Agreement will be performed in accordance with manufacturers’ specifications.  Contractor warrants that any parts provided by Contractor will have clear title and be free from defects in material and workmanship at the time of sale.

34.PHYSICIAN OWNERSHIP: Contractor represents and warrants that any and all products that are the subject matter of this Agreement are not being manufactured, sold and or distributed by a physician-owned entity or by an entity that has physician investors.  If the products that are the subject matter of this Agreement are manufactured, sold and or distributed by a physician-owned entity or by an entity that has physician investors, or becomes physician-owned or physicians invest in the entity, Contractor agrees to fully disclose this information to Customer within ten (10) days.  Failure to do so will be considered a material breach of this Agreement.  Should such a Breach occur, Customer may immediately terminate this Agreement without any additional payment and or penalty.  Contractor shall indemnify and hold harmless Customer against all actions, claims, demands and liabilities, and against all loss, damage, costs and expenses, including reasonable attorneys’ fees, arising directly or indirectly, out of any violation of this Section by Contractor.

35.DOCUMENTS REQUIRED: Contractor shall provide the following documents to Customer, if applicable, prior to providing any Service and/or product to Customer.

a)	All Representative Contact Information
b)	510K information and documents
c)	Certificate of Insurance in amounts as shown in Paragraph 3 above.
d)	FDA information and documents
e)	AATB Certification for tissue and graphs

Failure to provide the above required documents and/or information will be considered a material breach of this Agreement.  If such a Breach occurs, Customer may immediately terminate this Agreement without any additional payment and or penalty.

36.WAIVER: No waiver by Contractor or Customer of any breach of any term, provision or condition contained in this Agreement, or the failure to insist upon strict performance thereof shall be deemed to be a waiver of such term, provision or condition as to any subsequent breach thereof or a waiver of any other term, provision or condition contained in this Agreement.  The exercise of any right or remedy hereunder shall not be deemed to preclude or effect the exercise of any other right or remedy provided herein.

37.ENTIRE AGREEMENT: This Agreement contains the entire agreement of the parties hereto, supersedes all prior agreements, and understandings, whether oral or in writing, if any,

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relating to the subject matter hereof, and may be amended only by written agreement of the parties hereto.

38.ASSIGNMENT: Neither party may assign or transfer this Agreement, or any portion thereof, without the prior written consent of the other party.  Any assignment or transfer of this Agreement or any portion thereof without such written consent will void this Agreement.  However Customer shall have the power and right to assign its interest in the Agreement to any successor-in-interest or to any subsidiary, parent corporation, sponsor, wholly owned or controlled affiliate of Customer.

39.SEVERABILITY: If any provision of this Agreement or the application thereof to any Party or circumstance shall to any extent be ruled invalid or unenforceable in any jurisdiction, that provision shall be severed from this Agreement as to such jurisdiction (but, to the extent permit by law, not elsewhere), and shall not affect the remainder hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

CONTRACTOR:	CPM Medical Consultants, LLC
Signature:
Print: Bill McLaughlin
Title: Chief Financial Officer
Date:

CUSTOMER	METHODIST HEALTH SYSTEM
Signature:
Print:
Title:
Date:

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EXHIBIT B

HIPAA BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (“Agreement”), effective the 1 day of February, 2018 (“Effective Date”), is entered into by and between CPM Medical Consultants, LLC (referred to herein as the “Business Associate”) and Methodist Health System (the “Covered Entity”) (each a “Party” and collectively the “Parties”).

CITATIONS TO THE CODE OF FEDERAL REGULATIONS REFER TO THE PRIVACY REGULATION AND SECURITY REGULATION PUBLISHED ON DECEMBER 28, 2000 AND SHALL BE READ TO INCLUDE AND REQUIRE ALL SUBSEQUENT, UPDATED, AMENDED OR REVISED PROVISIONS RELATING TO HIPAA’S PRIVACY REGULATION.

Business Associate is a limited liability corporation with principle office located in Richardson, Texas, and the Covered Entity is a Texas non-profit corporation.  The Parties are entering into a contractual relationship (“Contractual Relationship”) under which the Covered Entity discloses and/or the Business Associate may come into contact with Protected Health Information in Business Associate’s performance of the Services described below.  Both Parties are committed to complying with the Standards for Privacy of Individually Identifiable Health Information (the “Privacy Regulation”) and the Security Standards for the Protection of Electronic Protected Health Information (the “Security Regulation”) under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”),as each may be amended, from time to time.  This Agreement sets forth the terms and conditions pursuant to which Protected Health Information that is provided to, used by, or received by, the Business Associate from, or on behalf of, the Covered Entity, will be handled between the Business Associate and the Covered Entity and with third parties during the term of the Parties Contractual Relationship and after its termination.  The Parties agree as follows:

1.	PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION
1.1

Services.  Pursuant to the parties Contractual Relationship, Business Associate provides services (“Services”) for the Covered Entity that involve the use and disclosure of Protected Health Information.  Specifically, Business Associate provides the following Services to the Covered Entity that may require the Business Associate’s use and/or disclosure of the Protected Health Information:

The Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by this Agreement or as required by law.  All other uses not authorized by this Agreement are prohibited.  Moreover, Business Associate may disclose Protected Health Information for the purposes authorized by this Agreement only:  (i) to its employees, subcontractors, and agents, in accordance with Section 2.1(g); (ii) as

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directed by the Covered Entity; or (iii) as otherwise permitted by the terms of this Agreement including, but not limited to, Section 1.2(b) below.

1.2	Business Activities of the Business Associate. Unless otherwise limited herein, the Business Associate may:
a.

use the Protected Health Information in its possession for its proper management and administration and to fulfill any present or future legal responsibilities of the Business Associate provided that such uses are permitted under state and federal confidentiality laws.

b.

disclose the Protected Health Information in its possession to third parties for the purpose of its proper management and administration or to fulfill any present or future legal responsibilities of the Business Associate, provided that the Business Associate represents to the Covered Entity, in writing, that (i) the disclosures are required by law, or (ii) the Business Associate has received from the third party written assurances regarding its confidential handling of such Protected Health Information and the person agrees to notify Business Associate of any instances that it becomes aware in which the confidentiality of the Protected Health Information has been breached.  Business Associate may not use or disclose Protected Health Information in a manner that would result in a HIPAA violation if done by Covered Entity.

2.	RESPONSIBILITIES OF THE PARTIES WITH RESPECT TO PROTECTED HEALTH INFORMATION
2.1	Responsibilities of the Business Associate. With regard to its use and/or disclosure of Protected Health Information, the Business Associate hereby agrees to do the following:
a.	use and/or disclose the Protected Health Information only as permitted or required by this Agreement or as otherwise required by law.
b.

use appropriate safeguards, and comply with 45 CFR Part 164 Subpart C with respect to electronic Protected Health Information, to prevent use or disclosure of Protected Health Information other than as provided for by the Agreement.

c.

report to the designated Privacy Officer of the Covered Entity, in writing, without unreasonable delay, but no later than five (5) days following Business Associate’s discovery of any use or disclosure of Protected Health Information not provided for by the Agreement of which it becomes aware, including breaches of unsecured Protected Health Information as required at 45 CFR 164.410, and any security incident of which it becomes aware.  Business Associate’s report shall include:

(i)

the identification of each individual whose Protected Health Information has been, or is reasonably believed by the Business Associate to have been, accessed, acquired, used, or disclosed during the Breach;

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(ii)	a brief description of what happened, including the date of the Breach and the date of the discovery of the Breach, if known;
(iii)

a description of the types of unsecured Protected Health Information that were involved in the Breach (i.e., full name, social security number, date of birth, home address, account number, diagnosis, disability code, or other types of information that were involved);

(iv)	any steps that the individual(s) impacted by the Breach should take to protect itself, himself, or herself from potential harm resulting from the Breach;
(v)	a brief description of what the Business Associate involved is doing to investigate the Breach, to mitigate harm to the individual, and to protect against further Breaches; and
(vi)

Contact procedures for Covered Entity to ask Business Associate questions or learn additional information from Business Associate, which shall include a telephone number, an e-mail address, and postal address.

Business Associate shall be responsible for any and all costs related to the notification to Covered Entity, individuals, or their representatives or next of kin of any Breach that should be reported by Business Associate to Covered Entity.  Business Associate shall also be responsible for all costs and expenses incurred by Covered Entity to comply with the notification requirements under the HITECH Act (defined below) as a result of Business Associate’s or its subcontractors’ Breach.

d.	use and disclose Protected Health Information consistent with Covered Entity’s minimum necessary policies and procedures.
e.

establish procedures for mitigating, to the greatest extent possible, any deleterious effects from any improper use and/or disclosure of Protected Health Information in violation of the requirements of this Agreement.

f.

have in place administrative, physical, and technical safeguards in compliance with the Security Regulation that reasonably and appropriately protect the confidentiality, integrity, and availability of Protected Health Information that it creates, receives, maintains or transmits on behalf of Covered Entity pursuant to this Agreement and to prevent the use or disclosure of Covered Entity’s Protected Health Information other than as provided for in this Agreement, or as required by law.

g.

require all of its subcontractors and agents that receive, use, or have access to Protected Health Information under this Agreement to agree, in writing, to adhere to the same restrictions and conditions on the use and/or disclosure of Protected Health Information that apply to the Business Associate pursuant to this Agreement.

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h.

make available all internal practices, records, books, agreements, policies, and procedures relating to the use and/or disclosure of Protected Health Information to the Secretary of the Department of Health and Human Services (“DHHS”) for purposes of determining the Covered Entity’s compliance with HIPAA, subject to attorney-client and other applicable legal privileges.  Business Associate must cooperate with DHHS, if it undertakes an investigation or compliance review of the policies, procedures, or practices of the Business Associate to determine whether it is complying with the applicable HIPAA requirements.

i.

upon prior written request, make available during normal business hours at Business Associate’s offices all records, books, agreements, policies, and procedures relating to the use and/or disclosure of Protected Health Information to the Covered Entity within five (5) days of such request for purposes of enabling the Covered Entity to determine the Business Associate’s compliance with the terms of this Agreement.

j.

maintain and report the requisite account information to the Covered Entity as is requested by the Covered Entity to permit it to respond to a request by an individual for an accounting of the disclosures of the individual’s Protected Health Information in accordance with:

(i)	The HIPAA Regulations accounting requirements as provided in 45 C.F.R. 164.528; and
(ii)

The accounting requirements as provided in the Health Information Technology for Economic and Clinical Health Act (the “HITECH” Act), as may be amended from time to time, in the event Covered Entity uses or maintains an electronic health record at any time during this term of this Agreement.

Business Associate agrees to provide to Covered Entity, in writing and within five (5) days of a written request, information collected in accordance of this section to permit Covered Entity to respond to a request by an individual for an accounting of disclosures of Protected Health Information.

k.

provide access, upon written request by Covered Entity, to Protected Health Information in a designated record set to Covered Entity in order to meet the requirements of 45 C.F.R. § 164.524.  If an individual contacts Business Associate to request access to his or her Protected Health Information that Business Associate received from Covered Entity, or was created or received by Business Associate on behalf of Covered Entity, Business Associate shall notify Covered Entity of the request within five (5) business days.  It shall be Covered Entity’s responsibility to respond to the individual’s request.

l.	make Protected Health Information available to Covered Entity for amendment at the written request of Covered Entity, in order for Covered Entity to meet the

EXHIBIT 10.44

requirements of 45 C.F.R. § 164.526, to the extent Business Associate has Protected Health Information contained in a designated record set.
m.

incorporate amendments presented by Covered Entity, upon Covered Entity’s written request, to the extent Business Associate has Protected Health Information contained in a designated record set.  If an individual contacts Business Associate to request amendment to his or her Protected Health Information that Business Associate received from Covered Entity, or was created or received by Business Associate on behalf of Covered Entity, Business Associate shall notify Covered Entity of the request within five (5) business days.  It shall be Covered Entity’s responsibility to respond to the individual’s request.

n.

subject to Section 4.4 below, return to the Covered Entity or destroy, within five (5) days of the termination of this Agreement, the Protected Health Information in its possession and retain no copies (which for purposes of this Agreement shall mean destroying all backup tapes).

2.2	Responsibilities of the Covered Entity. With regard to the use and/or disclosure of Protected Health Information by the Business Associate, the Covered Entity hereby agrees:
a.

to inform the Business Associate, by way of keeping Covered Entity’s current Notice of Privacy Practices posted on Covered Entity’s website, of any changes in the form of the Notice of Privacy Practices (hereinafter the “Notice”) that the Covered Entity provides to individuals pursuant to 45 C.F.R. §164.520.  A copy of Covered Entity’s most recent Notice is currently available for Business Associate’s review and information on Covered Entity’s website.

b.	to inform the Business Associate of any changes in, or withdrawal of, the consent or authorization provided to the Covered Entity by individuals pursuant to 45 C.F.R. §164.506 or §164.508.
c.

to notify the Business Associate, in writing and in a timely manner, of any arrangements permitted by or required of the Covered Entity under 45 C.F.R. Parts 160 and 164 that may impact in any manner the use and/or disclosure of Protected Health Information by the Business Associate under this Agreement, including, but not limited to, any restrictions on the use and/or disclosure of Protected Health Information as provided for in 45 C.F.R. § 164.522 as agreed to by the Covered Entity.

d.

that Business Associate may make any use and/or disclosure of Protected Health Information permitted under 45 C.F.R. § 164.512, except that uses or disclosures for research are not permitted without Covered Entity’s prior approval

e.

that Covered Entity shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under 45 C.F.R. Part 164 Subpart E if done by Covered Entity.

EXHIBIT 10.44

3.	REPRESENTATIONS AND WARRANTIES
3.1	Mutual Representations and Warranties of the Parties. Each Party represents and warrants to the other Party:
a.

that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized or licensed; that it has the full power to enter into this Agreement and to perform its obligations hereunder; and that the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other actions and will not violate any provision of any applicable license, corporate charter, or bylaws.

b.

that neither the execution of this Agreement, nor its performance hereunder, will directly or indirectly violate or interfere with the terms of another agreement to which it is a party, or give any governmental entity the right to suspend, terminate, or modify any of its governmental authorizations or assets required for its performance hereunder.

c.	that it will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement.
d.

that it is not currently the subject of a voluntary or involuntary petition in bankruptcy, does not currently contemplate filing any such voluntary petition, and is not aware of any claim for the filing of an involuntary petition.

e.

that all of its employees, agents, representatives, and members of its workforce, whose services may be used to fulfill obligations under this Agreement are or shall be appropriately informed of the terms of this Agreement and are under legal obligation to each Party, respectively, by contract or otherwise, sufficient to enable each Party to fully comply with all provisions of this Agreement including, without limitation, the requirement that modifications or limitations that the Covered Entity has agreed to adhere to with regards to the use and disclosure of Protected Health Information of any individual that materially affect and/or limit the uses and disclosures otherwise permitted under 45 C.F.R. § 164.512 will be communicated to the Business Associate, in writing, and in a timely fashion.

f.	that it will reasonably cooperate with the other Party in the performance of the mutual obligations under this Agreement.
g.

that neither the Party, nor its shareholders, members, directors, officers, agents, employees, or members of its workforce have been excluded or served a notice of exclusion, or have been served with a notice of proposed exclusion, or have committed any acts which are cause for exclusion, from participation in, or had any sanctions or civil or criminal penalties imposed under, any federal or state healthcare program, including but not limited to Medicare or Medicaid, or have been convicted, under federal or state law (including, without limitation, a plea of nolo contendere or participation in a first offender deterred adjudication or other arrangement whereby a judgment of conviction has been withheld), of a criminal

EXHIBIT 10.44

offense related to (a) the neglect or abuse of a patient, (b) the delivery of an item or service, including the performance of management or administrative services related to the delivery of an item or service, under a federal or state healthcare program, (c) fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in any program operated by or financed in whole or in part by any federal, state or local government agency, (d) the unlawful, manufacture, distribution, prescription or dispensing of a controlled substance, or (e) interference with or obstruction of any investigation into any criminal offense described in (a) through (d) above.

Each Party further agrees to notify the other Party immediately after the Party becomes aware that any of the foregoing representations or warranties may be inaccurate or may become incorrect.

4.	TERMS AND TERMINATION
4.1

Term.  This Agreement shall become effective on the Effective Date and shall continue in effect until all obligations of the Parties have been met, unless terminated as provided in this Section 4.  In addition, certain provisions and requirements of this Agreement shall survive its expiration or other termination in accordance with Section 7.3 herein.

4.2

Termination by the Covered Entity.  As provided for under 45 C.F.R. § 164.504(e)(2)(iii), the Covered Entity may immediately terminate this Agreement and any related agreements if the Covered Entity makes the determination that the Business Associate has breached a material term of this Agreement.

4.3	Automatic Termination. This Agreement will automatically terminate without any further action of the Parties upon the termination or expiration of the Contractual Relationship between the Parties.
4.4

Effect of Termination.  Upon the event of termination pursuant to this Section 4, Business Associate agrees to return or destroy all Protected Health Information pursuant to 45 C.F.R. § 164.504(e)(2)(1), if it is feasible to do so.  Prior to doing so, the Business Associate further agrees to recover any Protected Health Information in the possession of its subcontractors or agents.  If it is not feasible for the Business Associate to return or destroy said Protected Health Information, the Business Associate will notify the Covered Entity in writing.  Said notification shall include:  (i) a statement that the Business Associate has determined that it is infeasible to return or destroy the Protected Health Information in its possession, and (ii) the specific reasons for such determination, which reasons the Covered Entity must agree are valid reasons not to return or destroy the Protected Health Information.  Business Associate further agrees to extend any and all protections, limitations, and restrictions contained in this Agreement to the Business Associate’s use and/or disclosure of any Protected Health Information retained after the termination of this Agreement, and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the Protected Health Information infeasible.  If it is infeasible for the Business Associate to obtain, from a subcontractor or agent any Protected Health

EXHIBIT 10.44

Information in the possession of the subcontractor or agent, the Business Associate must provide a written explanation to the Covered Entity and require the subcontractors and agents to agree to extend any and all protections, limitations and restrictions contained in this Agreement to the subcontractors’ and/or agents’ use and/or disclosure of any Protected Health Information retained after the termination of this Agreement, and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the Protected Health Information infeasible.

5.	CONFIDENTIALITY

In the course of performing under this Agreement, Business Associate may receive, be exposed to or acquire the Confidential Information including but not limited to, all information, data, reports, records, summaries, tables and studies, whether written or oral, fixed in hard copy or contained in any computer data base or computer readable form, as well as any information identified as confidential (“Confidential Information”) of the Covered Entity.  For purposes of this Agreement, “Confidential Information” shall not include Protected Health Information, the security of which is the subject of this Agreement and is provided for elsewhere.  The Business Associate including its employees, agents or representatives (i) shall not disclose to any third party the Confidential Information of the Covered Entity except as otherwise permitted by this Agreement, (ii) only permit use of such Confidential Information by employees, agents and representatives having a need to know in connection with performance under this Agreement, and (iii) advise its employees, agents, and representatives of their obligations to keep such Confidential Information confidential.  Notwithstanding anything to the contrary herein, each Party shall be free to use, for its own business purposes, any ideas, suggestions, concepts, know-how or techniques contained in information received from each other that directly relates to the performance under this Agreement.  This provision shall not apply to Confidential Information:  (a) after it becomes publicly available through no fault of either Party; (b) which is later publicly released by either Party in writing; (c) which is lawfully obtained from third parties without restriction; or (d) which can be shown to be previously known or developed by either Party independently of the other Party.

6.	INDEMNIFICATION

Subject to the Limitations of Liability under Section 7.8, the Parties agree to indemnify, defend and hold harmless each other and each other’s respective employees, directors, officers, subcontractors, agents or other members of its workforce, each of the foregoing hereinafter referred to as “indemnified party,” against all actual and direct losses suffered by the indemnified party and all liability to third parties arising from or in connection with any breach of this Agreement or of any warranty hereunder or from any negligence or wrongful acts or omissions, including failure to perform its obligations under the Privacy or Security Regulation, by the indemnifying party or its employees, directors, officers, subcontractors, agents or other members of its workforce.  Accordingly, on demand, the indemnifying party shall reimburse any indemnified party for any and all actual and direct losses, liabilities, lost profits, fines, penalties, costs or expenses (including reasonable attorneys’ fees) which may for any reason be imposed upon any indemnified party by reason of any suit, claim, action, proceeding or demand by any third party which results

EXHIBIT 10.44

from the indemnifying party’s breach hereunder.  The Parties’ obligation to indemnify any indemnified party shall survive the expiration or termination of this Agreement for any reason.

7.	MISCELLANEOUS
7.1

Business Associate.  For purposes of this Agreement, Business Associate shall generally have the same meaning as the term “business associate” at 45 C.F.R. § 160.103, and in reference to the party to this agreement, shall mean Digital Innovation, Inc.

7.2

Survival.  The respective rights and obligations of Business Associate and Covered Entity under the provisions of Sections 4.4, 6, 7.2, 7.5, 7.8, and Section 2.1 solely with respect to Protected Health Information Business Associate retains in accordance with Section 4.4 because it is not feasible to return or destroy such Protected Health Information, shall survive termination of this Agreement indefinitely.

7.3

Amendments; Waiver.  This Agreement may not be modified, nor shall any provision hereof be waived or amended, except in a writing duly signed by authorized representatives of the Parties.  A waiver with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

7.4

No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations, or liabilities whatsoever.

7.5

Notices.  Any notices to be given hereunder to a Party shall be made via U.S. Mail or express courier to such Party’s address given below, and/or (other than for the delivery of fees) via facsimile to the facsimile telephone numbers listed below.

If to Business Associate, to:

CPM Medical Consultants, LLC __________
1565 N. Central Expy Suite 200__________
Richardson, Texas 75080______________
Attn:  Kiyoko McDonald_______________
PH:972.331.5872

If to Covered Entity, to:

Methodist Health System
1401 N. Beckley Ave.
Dallas, TX 75203
Attention:  Privacy Officer

with a copy (which shall not constitute notice) to:

Methodist Health System

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P.O. Box 655999
Dallas, TX 75265-5999
Attn:  Ex. Vice President — Legal Affairs

Each Party named above may change its address and that of its representative for notice by the giving of notice thereof in the manner hereinabove provided.

7.6	Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Facsimile copies hereof shall be deemed to be originals.
7.7	Disputes. If any controversy, dispute or claim arises between the Parties with respect to this Agreement, the Parties shall make good faith efforts to resolve such matters informally.
7.8

LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

7.9

Relationship of the Parties.  Covered Entity and Business Associate agree that Business Associate’s Services hereunder are being carried out as an independent contractor and not as an employee or agent of the Covered Entity.

7.10

Modifications to HIPAA.  If HIPAA or its implementing regulations, including, but not limited to the Privacy Regulation and the Security Regulation, are modified in any way impacting this Agreement, Covered Entity and Business Associate shall, prior to the compliance date for such modifications, amend this Agreement, as appropriate, to ensure compliance with such modifications.

8.	CERTAIN DEFINITIONS
8.1

Protected Health Information.  “Protected Health Information” shall have the meaning as set out in its definition at 45 C.F.R. § 164.501, as such provision is currently drafted and as it is subsequently updated, amended or revised.

8.2	Breach. “Breach” means the unauthorized acquisition, access, use, or disclosure of Protected Health Information, which comprises the security or privacy of such information.